CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of HollyFrontier Corporation for the registration of its common stock and senior debt securities, and to the incorporation by reference therein of our reports dated February 25, 2015, with respect to the consolidated financial statements of HollyFrontier Corporation, and the effectiveness of internal control over financial reporting of HollyFrontier Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Dallas, Texas
November 19, 2015